EXHIBIT 99.1
NEWS RELEASE

Contact:	Deric Eubanks	Joseph Calabrese
	Chief Financial Officer	Financial Relations Board
	(972) 490-9600	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES PRELIMINARY
FIRST QUARTER 2025 RESULTS

DALLAS – April 16, 2025 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) reported today that the Company expects to report Occupancy of approximately 68% for the first quarter of 2025 with Average Daily Rate of approximately $196 resulting in RevPAR of approximately $133. This Comparable RevPAR reflects an approximate increase of 3.2% compared to the first quarter of 2024.
Additionally, for the month of January 2025, Comparable RevPAR increased approximately 3.8% versus January 2024. For the month of February 2025, Comparable RevPAR increased approximately 4.3% versus February 2024. For the month of March 2025, Comparable RevPAR increased approximately 1.9% versus March 2024.
“We are very pleased with our RevPAR performance in the first quarter,” said Stephen Zsigray, President and Chief Executive Officer of Ashford Trust. “We continue to see the benefits of our GRO AHT initiative across both the top and bottom lines. We also continue to make progress with extending and refinancing our loans. While the past few weeks have introduced some uncertainty to industry-wide forecasts, we believe our focus on maximizing revenues and minimizing expenses across our portfolio will help us continue to outperform.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper-upscale, full-service hotels.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: Our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our plan to pay off strategic financing; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business.. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.
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